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                                                                      Exhibit 5




                     LEGAL OPINION OF NANCY K. KENLEY, ESQ.


August 9, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:               Davidge Data Systems Corp 1996 Stock Option Plan


Ladies and Gentlemen:

         As Corporate Legal Counsel to S1 Corporation, a Delaware corporation ("S1"), I am familiar with its corporate affairs and particularly with the corporate proceedings relating to the Agreement and Plan of Merger, dated as of January 18, 2000, by and among S1, Delta Acquisition Corporation, Davidge Data Systems Corp. and the Davidge stockholders who are signatories thereto and the Davidge Data Systems Corp 1996 Stock Option Plan (the "Plan").

         This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "General Corporation Law of the State of Delaware, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

         Based upon, subject to and limited by the above, I am of the opinion that the 17,600 shares of common stock, par value $0.01 per share, of S1 to be issued pursuant to the terms of the Plan have been duly authorized and, upon payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Form S-8 Registration Statement, which is being filed by S1 with the Securities and Exchange Commission to register the shares of common stock to be offered pursuant to the Plan.



                                              Very truly yours,

                                              /s/ Nancy K. Kenley
                                              Nancy K. Kenley, Esq.
                                              Corporate Legal Counsel